APPENDIX F

Code of Ethics

Greenwood Capital Associates, LLC

104 Maxwell Avenue
Greenwood Building, 5th Floor
Greenwood, SC 29646
(864) 941-4049

TABLE OF CONTENTS

1.	GENERAL PROVISIONS	1
1.1.	Professional Responsibilities	1
1.2.	Failure to Comply	2
2.	COVERED PERSONS	2
2.1.	Supervised Persons include:	2
2.2.	Access Persons include any supervised person who:	3
2.3.	Family Members	3
3.	BUSINESS CONDUCT STANDARDS	3
3.1.	Compliance with Laws and Regulations	3
3.2.	Conflicts of Interest	3
3.3.	Personal Securities Transactions	4
3.4.	Outside Business Interests	5
3.5.	Gifts and Loans	5
3.6.	Reporting of Violations	6
4.	INSIDER TRADING	6
5.	REPORTING REQUIREMENTS	7
5.1.	Scope	7
5.2.	Reportable Securities	7
5.3.	Reporting Exceptions	8
5.4.	Initial/Annual Holdings Report	8
5.5.	Quarterly Transaction Reports	9
6.	RECORDKEEPING REQUIREMENTS	9
7.	FORM ADV DISCLOSURE	10
8.	ACKNOWLEDGMENT OF RECEIPT	10

1.	General Provisions

1.1.	Professional Responsibilities

Greenwood Capital Associates, LLC (“GCA”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.  GCA is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients.  GCA’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with GCA.

When used herein, the term “client” includes individual and institutional investors for whom GCA provides investment supervisory services or manages investment advisory accounts.  The term also includes those clients for whom GCA provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients.  In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice.  Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments.  The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rule 204A-1 of the Investment Advisers Act of 1940, GCA is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating the federal securities laws, including provisions of the Act with respect to personal securities trading and fiduciary obligations.  In meeting such responsibilities to our clients, GCA has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.  The Code, including any amendments, shall be provided to all supervised persons and is also intended to lessen the chance of any misunderstanding between GCA and our employees and consultants regarding such trading activities.

GCA	January 1, 2011

In those situations where employees or consultants may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”).  The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of GCA, grant exceptions to the provisions contained in this manual only when it is clear that the interests of GCA’s clients will not be adversely affected.  All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.  The senior management of GCA will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

1.2.	Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with GCA.  It is important that employees understand the reasons for compliance with this Code.  GCA’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build.  This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with GCA.

2.	Covered Persons

2.1.	Supervised Persons include:

•	directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

•	employees of the adviser;

•	any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

•	temporary workers;

•	consultants; and

•	independent contractors

GCA	January 1, 2011

2.2.	Access Persons include any supervised person who:

•
has access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

•	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

•	all GCA directors, officers, and partners.

If there is any question by a supervised person as to whether they are also considered an access person under this Code, they should consult with the CCO for clarification on the issue.

2.3.	Family Members

For purposes of personal securities reporting requirements, GCA considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards

3.1.	Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering.  All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	to defraud such client in any manner;

•	to mislead such client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	to engage in any manipulative practice with respect to such client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

3.2.	Conflicts of Interest

GCA, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests.  Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  GCA specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

GCA	January 1, 2011

Competing with Client Trades.  GCA prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.  In order to avoid any potential conflict of interest between GCA and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold in relation to a reallocation or rebalancing of the models may not be executed on the same day as those of clients.

Transactions with Clients. GCA specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client (i.e. the client is a public company).  Exceptions to the sale or purchase of real or personal property may be made upon written request to and approval from the CCO.  Such request must be accompanied by an independent valuation.  Copies of all such requests and approvals will be maintained in GCA’s files.

3.3.	Personal Securities Transactions

Personal securities transactions by access persons are subject to the following trading restrictions:

Black-Out Periods.  No Access Person may purchase or sell a security if he/she knows that GCA is considering for sale or selling that security or a related security, or has sold such a security within the same day in relation to the reallocating or rebalancing of GCA models.  No Access Person may purchase or sell a security if he/she knows that GCA is considering for purchase or purchasing that security or a related security, or has purchased such a security within the same day in relation to the reallocating or rebalancing of GCA models.  No portfolio manager may purchase or sell a security which he has purchased or sold, or is considering for purchase or sale, in an account he manages within the same day as the client.

Short Term Trading.  No Access Person of GCA may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless such transaction is approved in advance in writing by the CCO.  The CCO shall consider the totality of the circumstances, including whether such transaction is necessitated by an unexpected special circumstance involving the Access Person, whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and GCA’s policies and procedures, and whether the trade would create an appearance of impropriety.  Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to allow execution of the trade.

Initial Public Offerings (IPO).  Access persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the CCO.  The CCO must receive pre-clearance from a member of senior management.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with GCA.

GCA	January 1, 2011

The final decision will then be sent in writing to the access person requesting the permission for the IPO.  Only upon receipt of the written approval from GCA can the access person then engage in the purchase of the requested IPO.  The access person making the request and GCA’s Compliance Department must maintain final written approval or denial for their files.

Limited or Private Offerings.  Access persons are prohibited from acquiring any securities in a limited offering (i.e. private placement) without first obtaining written pre-clearance from the CCO.  The CCO must receive pre-clearance from a member of senior management.  The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with GCA.

The final decision will then be sent in writing to the access person requesting the permission for the limited offering.  Only upon receipt of the written approval from GCA can the access person then engage in the purchase of the requested limited offering.  The access person making the request and GCA’s Compliance Department must maintain final written approval or denial for their files.

3.4.	Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with GCA’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

GCA does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, GCA must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

3.5.	Gifts and Loans

Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted or given.

Accepting Gifts.  On occasion, because of their position with the company, supervised persons of GCA may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of GCA.  All gifts received by a supervised person of GCA that might violate this Code must be promptly reported to the CCO.

GCA	January 1, 2011

Solicitation of Gifts.  GCA’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts.  GCA’s supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to GCA.

Loans.   No associate is permitted to borrow money or securities from any GCA client, nor are associates permitted to lend money to any clients, unless approved in writing by the CCO.

3.6.	Reporting of Violations

All supervised persons of GCA must promptly (upon discovery of violation) report any violation of the code to the CCO, who will handle the matter as the situation dictates.  If the CCO is unavailable, the violation must then be reported to any member of the GCA RIA Compliance Department who will handle the matter in consultation with a member of senior management.  The GCA RIA Compliance Department will provide a report of the violation to the CCO upon his/her return.

4.	Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information.  The SEC defines material by saying that “Information is material if ‘there is a substantial likelihood that a reasonable investor would consider it important’ in making an investment decision.”  Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.

The definition and application of material non-public information is continually being revised and updated by the regulatory authorities. If a GCA supervised person believes they are in possession of material non-public information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or a principal of GCA accordingly. Acting on such information may subject the supervised person to severe federal criminal and civil penalties, the forfeiture of any profit realized from any transaction, and disciplinary actions imposed by GCA, which may include termination.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in GCA’s Compliance Manual.  All GCA supervised persons are required to read and acknowledge having read such procedures annually.

GCA	January 1, 2011

5.	Reporting Requirements

5.1.	Scope

The provisions of this Code apply to every security transaction, in which an access person of GCA has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them.  An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership.  An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate.  However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other GCA clients with similar investment objectives.

If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

The CCO’s reports and transactions will be reviewed by a member of senior management for any evidence of improper holdings, trading activities, or conflicts of interest by the CCO.

5.2.	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

•	direct obligations of the United States;

GCA	January 1, 2011

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•
shares issued by open-end funds other than reportable funds (Note:  The term “Reportable Funds” means any fund for which GCA serves as the investment adviser, and any fund whose investment adviser or principal underwriter controls GCA, is controlled by GCA, or is under common control with GCA); and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

5.3.	Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

•	any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

•	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

•
A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that GCA holds in its records so long as GCA receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4.	Initial/Annual Holdings Report

Initially

Any employee of GCA who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person.   The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person.  The CCO will review each statement for any holdings that might pose a potential conflict of interest for the access person or GCA.

Annually

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year.  The annual holdings report requirement will be satisfied through receipt by the CCO of calendar year-end statements received directly from each access persons’ custodian along with a certification from the access person that the information contained in the calendar year-end statement(s) reflects all of the access person’s reportable holdings.  The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

GCA	January 1, 2011

5.5.	Quarterly Transaction Reports

All access persons must arrange for duplicate statements to be sent to the CCO.  This eliminates the need to submit quarterly transaction reports to the firm.  Following receipt of the quarterly statements transaction information, the CCO will review each transaction for any evidence of improper trading activities or conflicts of interest by the access person.  After careful review of each report, the CCO will document that they conducted such review.  Quarterly securities transaction information is to be maintained by GCA in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

6.	Recordkeeping Requirements

GCA will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place,  in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, access persons;

•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings or limited offerings for at least five years after the end of the fiscal year in which approval was granted, and;

•	Any waiver from or exception to the Code for any employee of GCA subject to the Code.

GCA	January 1, 2011

7.	Form ADV Disclosure

A description of the code will be provided in GCA’s Form ADV Part 2.  With the description, a statement will be made that GCA will provide a copy of the code to any client or prospective client upon request.

8.	Acknowledgment of Receipt

GCA will provide all supervised persons with a copy of GCA’s Code.  Each supervised person must acknowledge, initially and annually on the form provided by GCA, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.  In addition, GCA will provide and supervised persons must agree to acknowledge any subsequent amendments to the Code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by GCA to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

This Code is revised, approved and promulgated effective July 8, 2011.  All prior versions are hereby revoked.

For Greenwood Capital Associates, LLC:

__________________________

By:           J. Philip Bell

President, CCO, Managing Director

GCA	January 1, 2011